UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2016

SMITH & WESSON HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue Springfield, Massachusetts		01104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 331-0852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On November 3, 2016, our wholly owned subsidiary, Battenfeld Technologies, Inc., a Missouri corporation (“Battenfeld”), and a newly formed subsidiary of Battenfeld, Ultimate Survival Technologies, LLC, a Delaware limited liability company (“UST, LLC”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Ultimate Survival Technologies, Inc., a Florida corporation (“USTI”), and the stockholders of USTI set forth therein (collectively, the “Stockholders”), pursuant to which UST, LLC will acquire (the “Transaction”) substantially all of the assets of USTI.

Pursuant to the terms of the Asset Purchase Agreement, UST, LLC will acquire substantially all of the assets of USTI for an aggregate of $32.3 million in cash, subject to certain adjustments as set forth in the Asset Purchase Agreement. In addition, up to $2.0 million will be due over a period of two years following the closing, contingent upon the financial performance of the acquired business. The Transaction, which is expected to close in November, is subject to customary closing conditions. The Asset Purchase Agreement contains other provisions, covenants, representations, and warranties made by Battenfeld, UST, LLC, USTI, and the Stockholders that are typical in transactions of this size, type, and complexity.

On November 4, 2016, we issued a press release announcing the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits

99.1	Press release from Smith & Wesson Holding Corporation, dated November 4, 2016, entitled “Smith & Wesson’s Battenfeld Technologies to Acquire UST Brands”

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2016	SMITH & WESSON HOLDING CORPORATION

	By:	/s/ Robert J. Cicero
Robert J. Cicero
Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

99.1	Press release from Smith & Wesson Holding Corporation, dated November 4, 2016, entitled “Smith & Wesson’s Battenfeld Technologies to Acquire UST Brands”